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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Independent Auditors" in the Registration Statement on Form S-3 and the related Prospectus of SAFECO Corporation for the registration of $500,000,000 aggregate principal amount of debt securities of SAFECO Corporation and to the incorporation by reference therein of our report dated February 12, 1999 with respect to the consolidated financial statements of SAFECO Corporation and its subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and our report dated March 23, 1999 with respect to the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


Seattle, Washington
February 11, 2000